UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

Sundown Acquisition Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Images taken from the website regarding information on the Northeast Alliance that is hyperlinked on the “Regulatory Commitments” page of the microsite at www.JetBlueOffersMore.com launched by JetBlue Airways Corporation (“JetBlue”) on May 16, 2022, as previously disclosed on Schedule 14A filed by JetBlue with the U.S. Securities and Exchange Commission on May 16, 2022.

Home Page

jetBlue | American Airlines

The Case for NEA

Last year, JetBlue and American announced an innovative alliance to increase competition in the Northeast. The Northeast Alliance (NEA) – authorized by the U.S. Department of Transportation (DOT) earlier this year – is meant to overcome the insurmountable obstacles historically faced by each airline in challenging Delta's and United's dominance in the region. In the time since, the Northeast Alliance (NEA) has created a third, full-scale competitor to United and Delta in New York in the form of a virtual network that through codesharing, slot swaps, new international and domestic routes, better schedules, and expanded frequent flier program benefits closes longstanding competitive gaps. In Boston, the alliance likewise is empowering more growth by both carriers, as American expands its global product offering and JetBlue extends it low fares and high-quality product to new markets, and, as a result, provides a more effective competitor to Delta's efforts to become dominant there.

- Delivering Choice and Provoking Competition
- No Evidence of Harm
- Increasing Competition and Consumer Choice with a Virtual Network
- NEA Provides Immediate Consumer Benefits
- NEA Means More of JetBlue's Low Fares, Great Service in the Northeast
- NEA Provokes Competitive Response
- DOT Review
- Next Steps
- What They're Saying

Delivering Choice and Provoking Competition (Drop-down)

No Evidence of Harm (Drop-down)

Increasing Competition and Consumer Choice with a Virtual Network (Drop-down)

NEA Provides Immediate Consumer Benefits (Drop-down)

NEA Means More of JetBlue’s Low Fares, Great Service in the Northeast (Drop-down)

NEA Provokes Competitive Response (Drop-down)

DOT Review (Drop-down)

Next Steps (Drop-down)

What They’re Saying (Drop-down)